Exhibit 10.7

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 2nd day of December, 2008, by and between EagleBank, a Maryland chartered commercial bank (the “Bank”), and Susan G. Riel (“Riel”).

RECITALS:

WHEREAS, the Bank and Riel are parties to an Employment Agreement dated January 1, 2007 (the “Original Agreement”), pursuant to which Riel serves as Executive Vice President and Chief Operating Officer of the Bank; and

WHEREAS, the parties believe that amendment of the Original Agreement is appropriate in order to ensure that Section 409A(a)(1)(B) of the Internal Revenue Code does not impose additional tax and interest on payments to Riel; and

WHEREAS, the parties believe that amendment of the Original Agreement is appropriate in order to ensure that the provisions thereof do not impede the ability of the Bank and its affiliates to receive funds from the U.S. Department of Treasury pursuant to the Troubled Assets Relief Plan Capital Purchase Program; and

WHEREAS, to accomplish the foregoing, the parties desire to hereby enter into this Agreement to supersede and replace the Original Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Employment.  The Bank agrees to employ Riel, and Riel agrees to be employed as Executive Vice President and Chief Operating Officer of the Bank, subject to the terms and provisions of this Agreement.

2.             Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

2.1           “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.2           “Bancorp” means Eagle Bancorp, Inc., a Maryland corporation.

2.3           “Bank” is defined in the Recitals.  If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity for purposes of applying Article 8 of this Agreement.

2.4           “Bank Entities” means and includes any of the Bank, Bancorp and their Affiliates.

2.5           “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Bank, including, but not necessarily be limited to:

(a)           the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b)           the Federal Reserve System, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;

(c)           any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d)           any predecessor, successor or assignee of any of the foregoing.

2.6           “Board” means the Board of Directors of the Bank.

2.7           “Code” means the Internal Revenue Code of 1986, as amended.

2.8           “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the insurance and trust business, the savings and loan business and mortgage lending, or any other business in which any of the Bank Entities is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged.

2.9           “Competitive Products or Services” means, as of any time, those products or services of the type that any of the Bank Entities is providing, or is actively preparing to provide, to its customers.

2.10         “Disability” means a mental or physical condition which, in the good faith opinion of the Board, renders Riel, with reasonable accommodation, unable or incompetent to carry out the material job responsibilities which Riel held or the material duties to which Riel was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by the Bank and Riel (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of nine (9) months.

2.11         “Expiration Date” means August 31, 2011.

2.12         “Person” means any individual or Entity.

2.13         “Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.

2.14         “Termination Date” means the Expiration Date or such earlier date on which the Term expires pursuant to Section 3.1 or is terminated pursuant to Section 7.2, 7.3, 7.4, or 7.5, as applicable.

Other terms are defined throughout this Agreement and have the meanings so given them.

3.             Term; Position.

3.1           Term.  Riel’s employment hereunder shall continue until the Expiration Date, unless extended in writing by both the Bank and Riel or sooner terminated in accordance with the provisions of this Agreement (the “Term”).

3.2           Position.  The Bank shall employ Riel to serve as Executive Vice President and Chief Operating Officer of the Bank.

3.3           No Restrictions.  Riel represents and warrants to the Bank that Riel is not subject to any legal obligations or restrictions that would prevent or limit her entering into this Agreement and performing her responsibilities hereunder.

4.             Duties of Riel.

4.1           Nature and Substance.  Riel shall report directly to and shall be under the direction the Chief Executive Officer.  The specific powers and duties of Riel shall be established, determined and modified by and within the discretion of the Board.

4.2           Performance of Services.  Riel agrees to devote her full business time and attention to the performance of her duties and responsibilities under this Agreement, and shall use her best efforts and discharge her duties to the best of her ability for and on behalf of the Bank and toward its successful operation.  Riel agrees that, without the prior written consent of the Board, she will not during the Term, directly or indirectly, perform services for or obtain a financial or ownership interest in any other Entity (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of her duties to the Bank, present a conflict of interest with the Bank and/or Bancorp, breach her duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement.  Riel shall promptly notify the Board of any Outside Arrangement, provide the Bank with any written agreement in connection therewith and respond fully and promptly to any questions that the Board may ask with respect to any Outside Arrangement.  If the Board determines that Riel’s participation in an Outside Arrangement would interfere with her satisfactory performance of her duties to the Bank, present a conflict of interest with the Bank and/or Bancorp, breach her duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement, Riel shall not undertake, or shall cease, such Outside Arrangement as soon as feasible after the Board notifies her of such determination.  Notwithstanding any provision hereof to the contrary, this Section 4.2 does not restrict Riel’s right to own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that her total ownership constitutes less than two percent (2%) of the outstanding securities of such company.

4.3           Compliance with Law.  Riel shall comply with all laws, statutes, ordinances, rules and regulations relating to her employment and duties.

5.             Compensation; Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Bank shall pay to Riel the following:

5.1           Salary.  Through the end of the Term, Riel shall be paid a salary (“Salary”) of Two Hundred Forty-three Thousand One Hundred One Dollars ($243,101) on an annualized basis.  The Bank shall pay Riel’s Salary in equal installments in accordance with the Bank’s regular payroll periods as may be set by the Bank from time to time.  Riel’s Salary may be further increased from time to time, at the discretion of the Board. Riel may also be entitled to certain incentive bonus payments as determined by Board approved incentive plans.

5.2           Withholding.  Payments of Salary shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee.

5.3           Vacation and Leave.  Riel shall be entitled to such vacation and leave as may be provided for under the current and future leave and vacation policies of the Bank for executive officers.

5.4           Office Space.  The Bank will provide customary office space and office support to Riel.

5.5           Parking.  Paid parking at Riel’s regular worksite will be provided by the Bank at its expense.

5.6           Car Allowance.  The Bank will pay Riel a monthly car allowance of Seven Hundred Fifty Dollars ($750.00).

5.7           Non-Life Insurance.  The Bank will provide Riel with group health, disability and other insurance as the Bank may determine appropriate for all employees of the Bank.

5.8           Life Insurance.

5.8.1 Riel may obtain a term life insurance policy (the “Policy”) on Riel in the amount of Seven

Hundred Fifty Thousand Dollars ($750,000.00), the particular product and carrier to be chosen by Riel in her discretion.  Riel shall have the right to designate the beneficiary of the Policy.  If the Policy is obtained, Riel shall provide the Bank with a copy of the Policy, and the Bank will pay, during the Term of this Agreement, the premiums for the Policy upon submission by Riel to the Bank of the invoices therefor.  In the event Riel is rated and the premium exceeds the standard rate for a Seven Hundred Fifty Thousand Dollar ($750,000.00) policy, the Policy amount shall be lowered to the maximum amount that can be purchased at the standard rate for a Seven Hundred Fifty Thousand Dollar ($750,000.00) policy.  For example, if Riel is rated and the standard rate for a Seven Hundred Fifty Thousand Dollar ($750,000.00) policy would acquire a Five Hundred Thousand Dollar ($500,000.00) policy, the Bank would only be required to pay the premium for a Five Hundred Thousand Dollar ($500,000.00) policy.  If a Policy is obtained and it is cancelled or terminated, Riel shall immediately notify the Bank of such cancellation or termination.

5.8.2 The Bank may, at its cost, obtain and maintain “key-man” life insurance and/or Bank-owned life insurance on Riel in such amount as determined by the Board from time to time. Riel agrees to cooperate fully and to take all actions reasonably required by the Bank in connection with such insurance.

5.9           Expenses.  The Bank shall, promptly upon presentation of proper expense reports therefor, pay or reimburse Riel, in accordance with the policies and procedures established from time to time by the Bank for its officers, for all reasonable and customary travel (other than local use of an automobile for which Riel is being  provided the car allowance) and other out-of-pocket expenses incurred by Riel in the performance of her duties and responsibilities under this Agreement and promoting the business of the Bank, including approved membership fees, dues and the cost of attending business related seminars, meetings and conventions.

5.10         Retirement Plans.  Riel shall be entitled to participate in any and all qualified pension or other retirement plans of the Bank which may be applicable to personnel of the Bank.

5.11         Other Benefits.  While this Agreement is in effect, Riel shall be entitled to all other benefits that the Bank provides from time to time to its officers.

5.12         Eligibility.  Participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan shall be subject to the terms and conditions contained in such plan. All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company.

5.13         Equity Compensation.  Riel shall be eligible to receive awards of options, SARs and /or Restricted Stock under the 2006 Stock Plan of Bancorp, from time to time, at the discretion of the 2006 Plan Committee or Compensation Committee of the Board of Directors of Bancorp.

6.             Conditions Subsequent to Continued Operation and Effect of Agreement.

6.1           Continued Approval by Bank Regulatory Agencies.  This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Bank’s continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of the Bank. Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by the Bank if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

7.             Termination of Agreement.  Prior to the Expiration Date, the Term of this Agreement may be terminated as provided below in this Article 7.

7.1           Definition of Cause.  For purposes of this Agreement, “Cause” means:

(a) any act of theft, fraud, intentional misrepresentation, personal dishonesty or breach of fiduciary duty involving personal gain or similar conduct by Riel with respect to the Bank Entities or the services to be rendered by her under this Agreement;

(b) any failure of this Agreement to comply with any Bank Regulatory Agency requirement which is not cured in accordance with Section 6.1 within a reasonable period of time after written notice thereof;

(c) any Bank Regulatory Agency action or proceeding against Riel as a result of her negligence, fraud, malfeasance or misconduct;

(d) indictment of Riel, or Riel’s conviction or plea of nolo contendere at the trial court level, of a felony, or any crime of moral turpitude, or involving dishonesty, deception or breach of trust;

(e) any of the following conduct on the part of Riel that Riel has not corrected or cured within thirty (30) days after having received written notice from the Bank detailing and describing such conduct (provided, however, that the Bank shall not be required to provide Riel with notice and opportunity to cure more than two (2) times in any twelve (12) month period):

(i)            habitual absenteeism, or the failure by or the inability of Riel to devote full time attention and energy to the performance of Riel’s duties pursuant to this Agreement (other than by reason of her death or Disability);

(ii)           intentional material failure by Riel to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Board which are consistent with her position;

(iii)          willful or intentional misconduct on the part of Riel that results, or that the Board in good faith determines may result, in substantial injury to the Bank or any of its Affiliates; or

(iv)          any action (including any failure to act) or conduct by Riel in violation of a material provision of this Agreement (including but not limited to the provisions of Article 8 hereof, which shall be deemed to be material); or

(f)            the use of drugs, alcohol or other substances by Riel to an extent which materially interferes with or prevents Riel from performing her duties under this Agreement;

(g)           the determination by the Board, in the exercise of its reasonable judgment and in good faith, that Riel’s job performance is substantially unsatisfactory and that she has failed to cure such performance within a reasonable period (but in no event more than thirty (30) days) after written notice specifying in reasonable detail the nature of the unsatisfactory performance; or

(h)           Riel’s commission of unethical business practices, acts of moral turpitude, financial impropriety, fraud or dishonesty in any material matter which the Board in good faith determines could adversely affect the reputation, standing or financial prospects of the Bank or its Affiliates.

7.2           Termination by the Bank for Cause.  After the occurrence of any of the conditions specified in Section 7.1, the Bank shall have the right to terminate the Term for Cause immediately on written notice to Riel.

7.3           Termination by the Bank without Cause.  The Bank shall have the right to terminate the Term at any time on written notice without Cause, for any or no reason, such termination to be effective on the date on which the Bank gives such notice to Riel or such later date as may be specified in such notice.

7.4           Termination for Death or Disability.  The Term shall automatically terminate upon the death of Riel or upon the Board’s determination that Riel is suffering from a Disability.

7.5           Termination by Riel.  Riel shall have the right to terminate the Term at any time, such termination to be effective on the date ninety (90) days after the date on which Riel gives such notice to the Bank unless Riel and the Bank agree in writing to a later date on which such termination is to be effective.  After receiving notice of termination, the Bank may require Riel to devote her good faith energies to transitioning her duties to her successor and to otherwise helping to minimize the adverse impact of her resignation upon the operations of the Bank.  If Riel fails or refuses to fully cooperate with such transition, the Bank may immediately terminate Riel, in which case it shall no longer have any obligation to pay any Salary or provide any benefits to her, but solely for purposes of Sections 8.5 and 8.6 below, the Termination Date shall be the date ninety (90) days after the date on which Riel gives notice of termination to the Bank pursuant to the first sentence of this Section 7.5, or the later date referred to therein, whichever is later.

7.6           Pre-Termination Salary and Expenses.  Without regard to the reason for, or the timing of, the termination or expiration of the Term:  (a) the Bank shall pay Riel any unpaid Salary due for the period prior to the Termination Date; and (b) following submission of proper expense reports by Riel, the Bank shall reimburse Riel for all expenses incurred prior to the Termination Date and subject to reimbursement pursuant to Section 5.9 hereof.  These payments shall be made promptly upon termination and within the period of time mandated by law.

7.7           Severance if Termination by the Bank without Cause.  Provided that Riel signs and delivers to the Bank no later than twenty-one (21) days after the Termination Date a General Release and Waiver in the form attached to this Agreement as Exhibit A, and except as set forth below, if the Term is terminated by the Bank during the Term without Cause, the Bank shall, for a period of one (1) year following the Termination Date, (i) continue to pay Riel, in the manner set forth below, Riel’s Salary at the rate being paid as of the Termination Date, and (ii) if Riel timely elects to continue her health insurance benefits under COBRA, pay to the insurer Riel’s premiums for health insurance benefits continuation (for so long as Riel remains qualified for such continuation under COBRA); provided, however, that Riel shall not be entitled to any such payments if she is otherwise entitled to payments pursuant to Section 9.4 in relation to a Change in Control.   Any payments due Riel pursuant to this Section 7.7 shall be paid to Riel in installments on the same schedule as Riel was paid immediately prior to the Termination Date, each installment to be the same amount Riel would have been paid under this Agreement if she had not been terminated. In the event Riel breaches any provision of Article 8 of this Agreement, Riel’s entitlement to any payments payable pursuant to this Section 7.7, if and to the extent not yet paid, shall thereupon immediately cease and terminate as of the date of such breach, with Riel having the obligation to repay to the Bank any payments that were paid to her and any payments for health insurance benefits continuation pursuant to this Section 7.7 with respect to the period after such breach occurred and before such breach became known to the Bank.  Furthermore, if termination was initially not for Cause but the Bank thereafter determines in good faith that, during the Term, Riel had engaged in conduct that would have constituted Cause, Riel’s entitlement to any payments pursuant to this Section 7.7 shall terminate retroactively to the Termination Date, with Riel having the obligation to repay to the Bank all payments that were paid to her and any payments for health insurance benefits continuation pursuant to this Section 7.7, and, upon the return of all such payments, said General Release and Waiver shall be deemed rescinded and of no force or effect.   Notwithstanding anything to the contrary in this Section 7.7, any payment pursuant to this Section shall be subject to (i) any delay in payment required by Section 10.3 hereof and (ii) any reduction required pursuant to Section 10.2 hereof.

7.8           Termination After Change in Control.  Sections 9.2 and 9.3 set out provisions applicable to certain circumstances in which the Term may be terminated after Change in Control.

8.             Confidentiality; Non-Competition; Non-Interference.

8.1           Confidential Information.  Riel, during employment, will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public.  Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

8.2           Nondisclosure.  Riel hereby covenants and agrees that she shall not, directly or indirectly, disclose or use, or authorize any Person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other Person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Riel or any Affiliate of Riel or (iii) in connection with the performance of Riel’s duties under this Agreement.

8.3           Nondisclosure of this Agreement.  The terms, conditions and fact of this Agreement are strictly confidential.  From and after the date of execution of this Agreement, Riel agrees not to disclose, directly or indirectly, the existence of this Agreement or any of the terms and conditions herein to any Person except that Riel may disclose the existence of this Agreement or the terms and conditions herein to Riel’s immediate family, tax, financial or legal advisers, prospective employers (with whom Riel’s employment is not prohibited by Section 8.5), any taxing authority, or as required by law.  If Riel is asked about the existence and/or terms and conditions of this Agreement, Riel is permitted to state only that “the terms of my employment are a confidential matter that I am not able to disclose.”  Riel acknowledges that the terms of this Section 8.3 are a material inducement for the Bank to enter into this Agreement.  Notwithstanding the foregoing, Riel may disclose such information regarding this Agreement as may be disclosed by the Bank Entities in any document filed with the Securities and Exchange Commission.

8.4           Documents.  All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Riel, or otherwise provided to or coming into the possession of Riel, that contain any proprietary information about or pertaining or relating to the Bank Entities (the “Bank Information”) shall at all times remain the exclusive property of the Bank Entities. Promptly after a request by the Bank or the Termination Date, Riel shall take reasonable efforts to (i) return to the Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Bank Information and (ii) purge and destroy all Documents and Bank Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Chief Executive Officer  of the Bank or Chairman of the Board of the Bank, and Riel shall not retain in any form any such Document or any summary, compilation, synopsis or abstract of any Document or Bank Information.

8.5           Non-Competition.  Riel hereby acknowledges and agrees that, during the course of employment, Riel has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities. Riel hereby covenants and agrees that from the Commencement Date until the later to occur of (a) the date one (1) year after the Termination Date, or (b) the Expiration Date (the “Restricted Period”), Riel will not at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) provide any advice, assistance or services to any Competitive Business or to any Person that is attempting to form or acquire a Competitive Business if such Competitive Business operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a thirty-five (35) mile radius of the Bank’s headquarters or any Branch of the Bank Entities.  Notwithstanding any provision hereof to the contrary, this Section 8.5 does not restrict Riel’s right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities

Exchange Act of 1934, as amended; provided that her total ownership constitutes less than two percent (2%) of the outstanding securities of such company.

8.6           Non-Interference. Riel hereby covenants and agrees that during the Restricted Period, she will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity):

(a)           induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other Person that has a business relationship with any Bank Entity, to discontinue, terminate or reduce the extent of its, her or her relationship with any Bank Entity or to take any action that would disrupt or otherwise be disadvantageous to any such relationship;

(b)           solicit any customer of any of the Bank Entities for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at customers of any Bank Entity); or

(c)           solicit any employee of any of the Bank Entities to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other Competitive Business

In applying this Section 8.6:

(i)            the term “customer” shall be deemed to include, at any time, any Person to which any of the Bank Entities had, during the six (6) month period immediately prior to such time, (A) sold any products or provided any services or (B) submitted, or been in the process of submitting or negotiating, a proposal for the sale of any product or the provision of any services;

(ii)           the term “supplier” shall be deemed to include, at any time, any Person which, during the six (6) month period immediately prior to such time, (A) had sold any products or services to any of the Bank Entities or (B) had submitted to any of the Bank Entities a proposal for the sale of any products  or services;

(iii)          for purposes of clause (c), the term “employee” shall be deemed to include, at any time, any Person who was employed by any of the Bank Entities within the prior six (6) month period (thereby prohibiting Riel from soliciting any Person who had been employed by any of the Bank Entities until six (6) months after the date on which such Person ceased to be so employed); and

(iv)          If during the Restricted Period any employee of any of the Bank Entities accepts employment with or is otherwise retained by any Competitive Business of which Riel is an owner, director, officer, manager, member, employee, partner or employee, or to which Riel provides material services, it shall be presumed that such employee was hired in violation of the restriction set forth in clause (c) of this Section 8.6, with such presumption to be overcome only upon Riel’s showing by a preponderance of the evidence that she was not directly or indirectly involved in the hiring, soliciting or encouraging such employee to leave employment with the Bank Entities.

8.7           Injunction. In the event of any breach or threatened or attempted breach of any provision of this Article 8 by Riel, the Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Riel and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

8.8           Reasonableness.

8.8.1  Riel has carefully read and considered the provisions of this Article 8 and, having done so, agrees that the restrictions and agreements set forth in this Article 8 are fair and reasonable and are reasonably required for the protection of the interests of the Bank Entities and their respective businesses, shareholders, directors, officers and employees. Riel further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain her ability to earn a livelihood.

8.8.2  If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 8 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

9.             Change in Control.

9.1           Definition.  “Change in Control” means and shall be deemed to have occurred if:

(a)  there shall be consummated (i) any consolidation, merger, share exchange, or similar transaction relating to Bancorp, or pursuant to which shares of Bancorp’s capital stock are converted into cash, securities of another Entity and/or other property, other than a transaction in which the holders of Bancorp’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving Entity, or (ii) any sale of all or substantially all of the assets of Bancorp, other than a transfer of assets to a related Person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations;

(b)  any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Bancorp representing more than fifty percent (50%) of the voting power of all outstanding securities of Bancorp entitled to vote generally in the election of directors of Bancorp (including, without limitation, any securities of Bancorp that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(c)  over a twelve (12) month period, a majority of the members of the Board of Directors of Bancorp are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board of Directors of Bancorp in office prior to such appointment or election.

Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 9.1(a), Section 9.1(b), or Section 9.1(c) does not also constitute a “change in ownership” of Bancorp, a “change in effective control” of Bancorp, or a “change in the ownership of a substantial portion of the assets” of Bancorp within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder.

9.2           Change in Control Termination.  For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect:

(a)           Riel’s employment with the Bank is terminated without Cause (i) within one hundred twenty (120) days immediately prior to and in conjunction with a Change in Control or (ii) within twelve (12) months following consummation of a Change in Control; or

(b)           Within twelve (12) months following consummation of a Change in Control, Riel’s title, duties and or position have been materially reduced such that Riel is not in a comparable position (with materially comparable compensation, benefits and responsibilities and is located within twenty-five (25) miles of Riel’s primary worksite) to the position she held immediately prior to the Change in Control, and within thirty (30) days after notification of such reduction she notifies the Bank that she is terminating her employment due to such change in her employment unless such change is cured within thirty (30) days of such notice by providing her with a comparable position (including materially comparable compensation and benefits and is located within twenty-five (25) miles of Riel’s primary worksite).  If Riel’s employment is terminated under this Section, her last day of employment shall be mutually agreed to by Riel and the Bank, but shall be not more than sixty (60) days after such notice is given by Riel.

9.3           Window Period Resignation After Change in Control.  If at the expiration of the twelve (12) month period following consummation of a Change in Control (the “Action Period”), Riel’s employment by the Bank has not been terminated, Riel may, by giving written notice to the Bank within the thirty (30) day period immediately following the last day of the Action Period, elect to terminate the Term, in which event her last day of employment will be as mutually agreed to by the Bank and Riel but which shall be not more than sixty (60) days after such notice is given by Riel.

9.4           Change in Control Payment.  If there is a Change in Control Termination pursuant to Section 9.2 or Riel resigns after the Action Period pursuant to Section 9.3, Riel shall be paid a lump-sum cash payment (the “Change Payment”) equal to 2.99 times Riel’s Salary at the highest rate in effect during the twelve (12) month period immediately preceding her Termination Date, such Change Payment to be made to Riel within forty-five (45) days after the later of (i) her Termination Date or (ii) the date of the Change in Control, the exact date of payment to be determined in the sole discretion of the Bank; provided, however, that the Bank shall be relieved of its obligation to pay the Change Payment if Riel fails to sign and deliver to the Bank no later than twenty-one (21) days after the Termination Date a General Release and Waiver in the form attached to this Agreement as Exhibit A.  Notwithstanding anything to the contrary in this Section 9.4, any payment pursuant to this Section shall be subject to (i) any delay in payment required by Section 10.3  hereof and (ii) any reduction required pursuant to Section 10.2 hereof, as applicable.

10.           Compliance with Certain Restrictions.

10.1         Certain Defined Terms. For purposes of this Agreement, the following terms are defined as follows:

(a)           “Additional 280G Payments” means any distributions in the nature of compensation by any Bank Entity to or for the benefit of Riel (including, but not limited to, the value of acceleration in vesting in restricted stock, options or any other stock-based compensation), whether or not paid or payable or distributed or distributable pursuant to this Agreement, which is required to be taken into consideration in applying Section 280G(b)(2)(A) of the Code;

(b)           “Applicable Severance” means Riel’s severance from employment by reason of involuntary termination by the Bank or in connection with any bankruptcy, liquidation or receivership of the Bank or any other entity that is treated as the same employer under EESA, in each case as determined under the regulations implementing Section 111(b) of EESA;

(c)           Authorities Period” means the period under which the authorities of Section 101 of EESA are in effect, as determined pursuant to Section 120 thereof;

(d)           “Determining Firm” means a reputable law or accounting firm selected by the Bank to make a determination pursuant to this Article 10;

(e)           “EESA” means the Emergency Economic Stabilization Act of 2008, Public Law 110-343, as implemented by any guidance or regulations thereunder;

(f)            “Incentive Compensation” means all bonus and other incentive-based compensation, as those terms are applied under EESA;

(g)           “Parachute Payment” is defined as set forth in Section 280G(b)(2) of the Code, with amounts payable during the Authorities Period upon Applicable Severance being specifically included in applying such provision;

(h)           “Total Change in Control Payments” means the total amount of the Change Payment together with all Additional 280G Payments that are required to be paid because of a Change in Control; and

(i)            “Total Severance Payments” means the total amount of payments, including Additional 280G Payments, that are required to be paid to Riel but that would not have been payable to her if no Applicable Severance had occurred.

10.2         Compliance with Section 280G.

(a)           Notwithstanding anything in this Agreement to the contrary, if any amount becomes payable to Riel because of an Applicable Severance and (ii) the Determining Firm determines that any portion of the Total Severance Payments would otherwise constitute a Parachute Payment, the amount payable to Riel shall automatically be reduced by the smallest amount necessary so that no portion of the Total Severance Payments will be a Parachute Payment.  If Total Severance Payments are to be paid in other than a lump sum, such reduction shall be applied in inverse order to the time at which the payments are scheduled to be made (e.g., the last scheduled payment will be the first such payment to be reduced).  If, despite the foregoing sentence, a payment shall be made to Riel that would constitute a Parachute Payment, Riel shall have no right to retain such payment, and, immediately upon being informed of the impropriety of such payment, Riel shall return such payment to the Bank or other Bank Entity that was the payer thereof, together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Code.

(b)           Notwithstanding anything in this Agreement to the contrary, other than Section 10.2(a) above, if the Determining Firm determines that any portion of the Total Change in Control Payments would otherwise constitute a Parachute Payment, the amount payable to Riel shall automatically be reduced by the smallest amount necessary so that no portion of the Total Change in Control Payments will be a Parachute Payment.  If Total Change in Control Payments are to be paid in other than a lump sum, such reduction shall be applied in inverse order to the time at which the payments are scheduled to be made (e.g., the last scheduled payment will be the first such payment to be reduced).  If, despite the foregoing sentence, a payment shall be made to Riel that would constitute a Parachute Payment, Riel shall have no right to retain such payment and, immediately upon being informed of the impropriety of such payment, Riel shall return such payment to the Bank or other Bank Entity that was the payer thereof, together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Code.

10.3         Compliance with Section 409A.

(a)            It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall not be subject to, or shall be in accordance with, Section 409A, and thus avoid the imposition of any tax and interest on Riel pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent.  Riel acknowledges and agrees that she shall be solely responsible for the payment of any tax or penalty which may be imposed or to which she may become subject as a result of the payment of any amounts under this Agreement.

(b)           Notwithstanding any provision of this Agreement to the contrary, if Riel is a “specified employee” at the time of her “separation from service”, any payment of “nonqualified deferred compensation” (in each case as determined pursuant to Section 409A) that is otherwise to be paid to Riel within six (6) months following  her separation from service, then to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A(a)(1)(B) of the Code, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Riel’s separation from service, or, if earlier, upon Riel’s death.  Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.

(c)            The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to ensure that Section 409A(a)(1)(B) does not impose additional tax and interest on payments made pursuant to this Agreement.

10.4         Clawback if Material Inaccuracy.  If any Incentive Compensation that is paid to Riel by the Bank or any other Bank Entity while the U.S. Treasury holds any equity securities in Bancorp is based on any materially inaccurate financial statement or other materially inaccurate performance metric criteria, as those terms are applied under EESA, Riel shall be required to disgorge and pay over to the Bank or such other Bank Entity all such Incentive Compensation, together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Code.

11.           Assignability.  Riel shall have no right to assign this Agreement or any of her rights or obligations hereunder to another party or parties.  The Bank may assign this Agreement to any of its Affiliates or to any Person that acquires a substantial portion of the operating assets of the Bank.  Upon any such assignment by the Bank, references in this Agreement to the Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, the Bank, as appropriate in the context.

12.           Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland or in the United States District Court for the District of Maryland.  Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 13 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

13.           Notices.  All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given  as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, provided, however, that any notice given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or by any other method permitted under this Section; or (c) when deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (d) when deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the applicable party as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. Any notice given by facsimile shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day).  Any notice sent by Untied States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail.  Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service.  For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Montgomery County, Maryland.  The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:	Susan G. Riel
688 Ridge Road
Mt. Airy, MD 21771

Fax No.

To:		EagleBank
c/o Ronald D. Paul
7815 Woodmont Ave.
Bethesda, MD 20814
Fax No.: 301.986-8529

	cc:	Fred Sommer, Esquire
Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
11921 Rockville Pike, 3rd Floor
Rockville, Maryland 20852
Fax No.: 301-230-2891

After August 1, 2009 to:

Fred Sommer, Esquire
Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac Avenue, Sixth Floor
Potomac, MD 20854
Fax No.:

14.           Entire Agreement.  This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Riel by the Bank, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. Not in limitation of the foregoing, this Agreement supersedes and replaces the Original Agreement, except that Riel shall remain entitled to receive any compensation earned but not yet paid thereunder.

15.           Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.           Severability.  Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

17.           Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

18.           Gender and Number.  As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

19.           Binding Effect.  This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Riel and her heirs, executors, administrators, and personal and legal representatives.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date first written above.

EAGLEBANK

By:
Name: Ronald D. Paul
Title: Chief Executive Officer

SUSAN G. RIEL

Attachment A

Form of

General Release and Waiver of All Claims

Susan G. Riel (“you”) executes this General Release And Waiver of All Claims (the “Release”) as a condition of receiving certain payments and other benefits in accordance with the terms of Section 7.7 of your Amended and Restated Employment Agreement dated             , 2008.  All capitalized terms used but not otherwise defined herein shall have the same meaning as in your Employment Agreement.

1.     RELEASE.

You hereby release and forever discharge EagleBank and Eagle Bancorp, Inc. [modify to specifically  include any additional Affiliates] and each and every one of their former or current subsidiaries, parents, affiliates, directors, officers, employees, agents, parents, affiliates, successors, predecessors, subsidiaries, assigns and attorneys (the “Released Parties”) from any and all charges, claims, damages, injury and actions, in law or equity, which you or your heirs, successors, executors, or other representatives ever had, now have, or may in the future have by reason of any act, omission, matter, cause or thing through the date of your execution of this Release. You understand that this Release is a general release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Release.

2.     WAIVER.

You realize there are many laws and regulations governing the employment relationship. These include, but are not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); the Maryland Civil Rights Act, the Maryland Wage Payment and Collection Law, Maryland Occupational Safety and Health Act, the Maryland Collective Bargaining Law, and any other state, local and federal employment laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment. By signing this Release, you waive and release any rights you may have against the Released Parties under these and any other laws based on any act, omission, matter, cause or thing through the date of your execution of this Release. You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of your execution of this Release.

3.     NOTICE PERIOD.

This document is important. We advise you to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release, sign in the space indicated below for your signature. You will have twenty-one (21) calendar days from the date you receive this document to consider whether to sign this Release. If you choose to sign the Release before the end of that twenty-one day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.

4.     RETURN OF PROPERTY.

You certify that you have fully complied with Section 8.4 of your Employment Agreement.

5.     REVOCATION.

You should also understand that even after you have signed this Release, you still have seven (7) days to revoke it. To revoke your acceptance of this Release, the Chairman of the Bank’s Board of Directors must receive written notice before the end of the seven (7)-day period. In the event you revoke or do not accept this Release, you will not be entitled to any of the payments or benefits that you would have been entitled to under your Employment Agreement by virtue of executing this Release. If you do not revoke this Release within seven (7) days after you sign it, it will be final, binding, and irrevocable.

IN WITNESS WHEREOF, the Parties have knowingly and voluntarily executed this Release, as of the day and year first set forth below.

Susan G. Riel	Date

EagleBank	Date